UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                               (AMENDMENT NO. 38)*

                   Under the Securities Exchange Act of 1934

                                  DESIGNS INC
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   25057L10
                                 (CUSIP Number)

                                Seymour Holtzman
                             c/o Jewelcor Companies
                           100 N. Wilkes-Barre Blvd.
                        Wilkes-Barre, Pennsylvania 18702
                                 (570) 822-6277
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 November 30, 2001
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) or (4), check the following box.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                                  SCHEDULE 13D

CUSIP No. 25057L10

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Seymour Holtzman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

        SEE ITEM 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.

               7     SOLE VOTING POWER
                          26,563
NUMBER OF      8     SHARED VOTING POWER
SHARES                    - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      26,563
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                           -0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        26,563  SEE ITEM 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      [X]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .18%

14   TYPE OF REPORTING PERSON*

        IN

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                 SCHEDULE 13D

CUSIP No. 25057L10

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Evelyn Holtzman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     SEE ITEM 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

               7     SOLE VOTING POWER
                          - 0 -
NUMBER OF      8     SHARED VOTING POWER
SHARES                    - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      - 0 -
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                          - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        - 0 -  SEE ITEM 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     [X]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14   TYPE OF REPORTING PERSON*

     IN

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!






                     SCHEDULE 13D

CUSIP No. 25057L10

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jewelcor Management, Inc.
     Federal Identification No.  23-2331228

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     See Item 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Nevada

               7     SOLE VOTING POWER
                       3,040,416
NUMBER OF      8     SHARED VOTING POWER
SHARES                   - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                   3,040,416
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                         - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,040,416

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 21.0%

14   TYPE OF REPORTING PERSON*

     CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

CUSIP No. 25057L10

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     S.H. Holdings, Inc.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     See Item 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Delaware

               7     SOLE VOTING POWER
                         - 0 -
NUMBER OF      8     SHARED VOTING POWER
SHARES                   - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                     - 0 -
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                         - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 -  SEE ITEM 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     [X]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14   TYPE OF REPORTING PERSON*

     CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                 SCHEDULE 13D

CUSIP No. 25057L10

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jewelcor Inc.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     See Item 3

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Pennsylvania

               7     SOLE VOTING POWER
                         - 0 -
NUMBER OF      8     SHARED VOTING POWER
SHARES                   - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                     - 0 -
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                         - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 -  SEE ITEM 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     [X]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14   TYPE OF REPORTING PERSON*

     CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

CUSIP No. 25057L10

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Chelsea Holtzman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                            (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

               7     SOLE VOTING POWER
                          15,000
NUMBER OF      8     SHARED VOTING POWER
SHARES                  - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      15,000
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                        - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     15,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .1%

14   TYPE OF REPORTING PERSON*

     OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!








                                  SCHEDULE 13D

CUSIP No. 25057L10

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Percy Holtzman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                            (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

               7     SOLE VOTING POWER
                          3,000
NUMBER OF      8     SHARED VOTING POWER
SHARES                  - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      3,000
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                        - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .02%

14   TYPE OF REPORTING PERSON*

     OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!








                                  SCHEDULE 13D

CUSIP No. 25057L10

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Rivers Holtzman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                            (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

               7     SOLE VOTING POWER
                          1,000
NUMBER OF      8     SHARED VOTING POWER
SHARES                  - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      1,000
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                        - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .01%

14   TYPE OF REPORTING PERSON*

     OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!








                                  SCHEDULE 13D

CUSIP No. 25057L10

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Temple Holtzman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                            (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

               7     SOLE VOTING POWER
                          1,000
NUMBER OF      8     SHARED VOTING POWER
SHARES                  - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      1,000
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                        - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .01%

14   TYPE OF REPORTING PERSON*

     OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!








                                  SCHEDULE 13D

CUSIP No. 25057L10

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Olivia Garcia

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                            (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

               7     SOLE VOTING POWER
                          9,000
NUMBER OF      8     SHARED VOTING POWER
SHARES                  - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      9,000
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                        - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .06%

14   TYPE OF REPORTING PERSON*

     OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!








                                  SCHEDULE 13D

CUSIP No. 25057L10

1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Custodial Account f/b/o Sterling Garcia

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                            (b)x

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (E)

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

               7     SOLE VOTING POWER
                          1,000
NUMBER OF      8     SHARED VOTING POWER
SHARES                  - 0 -
BENEFICIALLY
OWNED BY       9     SOLE DISPOSITIVE POWER
EACH                      1,000
REPORTING
PERSON WITH   10     SHARED DISPOSITIVE POWER
                        - 0 -

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .01%

14   TYPE OF REPORTING PERSON*

     OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!









Item 1. Security and Issuer.

     This amendment to the previously filed Statement on Schedule 13D ("Schedule 13D") relates to the common stock (the "Common Stock") of Designs, Inc. (the "Company"). The principal executive offices of the Company are located at 66 B Street, Needham, Massachusetts 02194.


Item 2. Identity and Background.

     NO AMENDMENT

Item 3. Source and Amount of Funds or Other Consideration.

     Item 3 is hereby supplementally amended as follows:

	On November 28, 2001, Jewelcor Management, Inc. ("JMI") purchased 2,000 shares of Common Stock at a total cost (including fees) of $5,065.00 from funds borrowed by JMI against its margin account with Bear Stearns Securities. On November 27, 2001, Jewelcor Management, Inc. ("JMI") purchased 3,000 shares of Common Stock at a total cost (including fees) of $7,790.10 from funds borrowed by JMI against its margin account with Bear Stearns Securities.
On November 26, 2001, Jewelcor Management, Inc. ("JMI") purchased 2,000 shares of Common Stock at a total cost (including fees) of $5,365.00 from funds borrowed by JMI against its margin account with Bear Stearns Securities. On November 21, 2001, Jewelcor Management, Inc. ("JMI") purchased 6,000 shares of Common Stock at a total cost (including fees) of $16,075.20 from funds borrowed by JMI against its margin account with Bear Stearns Securities.

As set forth in Item 4 below, Mr. Holtzman has received certain shares of the Company's Common Stock in connection with his employment with the Company.


Item 4. Purpose of Transaction

	Item 4 is hereby supplementally amended as follows:

Mr. Holtzman became an employee/Chairman of the Board of the Company on May 25, 2001 and will receive a salary of $24,000 per year. Effective May 25, 2001, Mr. Holtzman will no longer accept compensation for his services as a director of the Company.

Mr. Holtzman has agreed to accept compensation as an employee of the Company in the form of the Company's Common Stock. Accordingly, Mr. Holtzman received on November 15, 2001, 2,766 shares at a fair market value of $2.56 for the pay period of May 25, 2001 to October 20, 2001. In addition, on November 15, 2001 Mr. Holtzman received 243 shares at $3.08 for the pay period ending November 3, 2001. On November 26, 2001, Mr. Holtzman received 257 shares at $2.91 for the pay period ending November 17, 2001.


Item 5. Interest in Securities of the Issuer.

        Item 5 is hereby supplementally amended as follows:

        As of November 30, 2001, JMI beneficially owns an aggregate of 3,040,416 shares of Common Stock. Based upon the Company's Form 10-Q filed on September 18, 2001 which indicates that there are 14,490,809 shares of Common Stock outstanding, JMI beneficially owns approximately 21.0% of said outstanding shares.

        As of November 30, 2001, the Reporting Persons own an aggregate of 3,096,979 shares of Common Stock which, based on there being 14,490,809 shares of Common Stock outstanding, represents approximately 21.4% of said outstanding shares.

	  The responses of the Reporting Person to Items (7) through (11) of the cover pages to this Schedule 13D relating to the beneficial ownership of shares of Common Stock of the Issuer are incorporated herein by reference.

        Information with respect to each of the Reporting Persons is given solely by such Reporting Person and no Reporting Person shall have responsibility for the accuracy or completeness of information supplied by another Reporting Person.

        The Reporting Persons are filing this Schedule 13D because such Reporting Persons may be deemed to be members of a group for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). Each Reporting Person disclaims beneficial ownership of any Common Stock beneficially owned by any other Reporting Person, except that Mr. Holtzman acknowledges beneficial ownership of the Common Stock owned by JMI.


Item 6. Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer.

	Item 6 is hereby supplementally amended as follows:

                         No Amendment

Item 7. Material to be Filed as Exhibits.

	Item 7 is hereby supplementally amended as follows:

                         No Amendment


                                   SIGNATURES

     After reasonable inquiry and to the best of their knowledge, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:   November 30, 2001


                            /s/ Seymour Holtzman
                                Seymour Holtzman

                            /s/ Evelyn Holtzman
                                Evelyn Holtzman


                           JEWELCOR MANAGEMENT, INC.

                           By: /s/ Seymour Holtzman
                           Name:   Seymour Holtzman
                           Title:  President

                           JEWELCOR INC.

                           By: /s/ Seymour Holtzman
                           Name: Seymour Holtzman
                           Title: President

                           S.H. HOLDINGS, INC.

                           By: /s/ Seymour Holtzman
                           Name: Seymour Holtzman
                           Title: President

                           Custodial Account F/B/O Chelsea Holtzman
                           /s/ Evelyn Holtzman
                           Evelyn Holtzman, Custodian

                           Custodial Account F/B/O Percy Holtzman
                           /s/ Seymour Holtzman
                           Seymour Holtzman, Custodian

                           Custodial Account F/B/O Rivers Holtzman
                           /s/ Seymour Holtzman
                           Seymour Holtzman, Custodian

                           Custodial Account F/B/O Temple Holtzman
                           /s/ Seymour Holtzman
                           Seymour Holtzman, Custodian

                           Custodial Account F/B/O Olivia Garcia
                           /s/ Seymour Holtzman
                           Seymour Holtzman, Custodian

                           Custodial Account F/B/O Sterling Garcia
                           /s/ Seymour Holtzman
                           Seymour Holtzman, Custodian